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                                                                    EXHIBIT 99.1

                       [LOGO OF IMPERIAL SUGAR COMPANY]

NEWS                                  FOR IMMEDIATE RELEASE

                                   Contact:
                                          Mark Q. Huggins
                                          Managing Director and
                                          Chief Financial Officer
                                          (281) 490-9587


                                   Investor Relations:
                                          Morgen-Walke Associates
                                          Gordon McCoun
                                          Media Contact:  Steve DiMattia
                                          (212) 850-5600

                         IMPERIAL SUGAR COMPANY TO SELL
                           MICHIGAN SUGAR OPERATIONS

     SUGAR LAND, TX, August 17, 2001 -- Imperial Sugar Company (OTC BB:IPRL) today announced that it has agreed to sell its Michigan Sugar operations to Michigan Sugar Beet Growers, Inc. ("MSBGI"). Under the terms of the Stock and Asset Sale Agreement, the Company will sell to MSBGI all of the wholly-owned capital stock of Michigan Sugar Company and Great Lakes Sugar Company and license and sell certain intellectual property related to the Michigan Sugar operations. Imperial would continue to market the refined sugar products for a minimum term of ten years.

     Terms of the transaction include an initial cash payment of $55 million, the assumption of $18.5 million in industrial development bonds by MSBGI and a $10 million deferred payment provision. The net proceeds will be used to reduce debt. Net sales from the Michigan Sugar operations for the year ended September 30, 2000, were approximately $181.9 million.

     Should the transaction not close by October 1, 2001, MSBGI shall lease the four Michigan Sugar factories from the Company and pay a combined lease, management and marketing fee. MSBGI has until March 1, 2002, to close on the Stock and Asset Sale Agreement.

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IMPERIAL SUGUAR COMPANY                                                   PAGE 2


   James C. Kempner, President and CEO of Imperial Sugar Company commented, "This is a win-win transaction for both Imperial and the sugarbeet growers who supply the Michigan factories. The purchase of Michigan Sugar gives the sugarbeet grower-owners complete control over their production from seed to refined sugar while Imperial is able to utilize the proceeds from the sale to continue its program of debt reduction. Imperial's continuing role as exclusive marketer for refined sugar processed at the Michigan factories gives it a continuing stream of income from the Michigan operations while giving the grower-owners the benefit of Imperial's sales and marketing expertise and national market presence."

     Imperial Sugar Company filed a petition for relief under chapter 11 of the U.S. Bankruptcy Code in the District of Delaware on January 16, 2001. The Bankruptcy Court confirmed the Company's Second Amended and Restated Joint Plan of Reorganization on August 7, 2001. The Company has received Bankruptcy Court approval for this transaction.

     Imperial Sugar Company is the largest processor and marketer of refined sugar in the United States and a major distributor to the foodservice market. The Company markets its products nationally under the Imperial(TM), Dixie Crystals(TM), Spreckels(TM), Pioneer(TM), Holly(TM), Diamond Crystal(TM) and
Wholesome Sweeteners(TM) brands.   Additional information about Imperial Sugar
may be found on its web site at www.imperialsugar.com.

Statements regarding the Company's anticipated emergence from bankruptcy, the outcome of the reorganization plan, the Company's ability to sustain current operations during the pendency of the reorganization including its ability to maintain normal relationships with customers, the ability of the Company to establish normal terms and conditions with suppliers and vendors, costs of the reorganization process, the adequacy of financing arrangements during the reorganization period, the Company's ability to close the exit financing facility and accounts receivable securitization facility, prospects of the Company following emergence from bankruptcy and other statements which are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, the results of the bankruptcy proceedings, court decisions and actions, the negotiating positions of various constituencies, the results of negotiations, market factors, the effect of weather and economic conditions, farm and trade policy, the ability of the Company to realize planned cost savings, the available supply of sugar, available quantity and quality of sugarbeets and other factors detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.


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